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                                                                       EXHIBIT 2

THIS NOVATION AND AMENDMENT AGREEMENT IS MADE ON 28 DECEMBER 2000.

BETWEEN

(1)      AS WANGS FABRIK of Harbitzalleen 3, 0212 Oslo (the "ORIGINAL
         BORROWER");

(2)      AL CHEMY AS of Harbitzalleen 3, 0212 Oslo (the "NEW BORROWER");

(3)      Certain banks and financial institutions (the "BANKS"); and

(4)      DEN NORSKE BANK ASA of Stranden 21, 0021 Oslo (the "AGENT")


WHEREAS

(A) By a loan facility agreement dated 29 December 1998 (the "Agreement") between the Original Borrower, the Banks and the Agent, the Banks agreed to make revolving advances available to the Original Borrower in the aggregate amount of up to USD 73,000,000 upon the terms and conditions set out therein;

(B)      The New Borrower has been supplied with a copy of the Agreement;

(C) It has been agreed between the parties hereto that the Original Borrower should transfer to the New Borrower all of its rights and obligations under the Agreement on the terms and conditions contained herein;

(D) It has been agreed between the New Borrower, the Banks and the Agent that certain changes should be made to the Agreement.

NOW THEREFORE IT IS HEREBY

Upon receipt by the Agent of

(i) copies of any consent necessary from governmental or other authorities for the execution and performance by the New Borrower of this novation and amendment agreement and the Agreement;

(ii) a copy of the resolution of the Board of Directors of the New Borrower approving the execution and performance by the New Borrower of this novation and amendment agreement and the Agreement;
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(iii)    company certificate ("firmaattest") of the New Borrower and a copy of its articles of association ("vedtekter");

(iv) a confirmation from the Security Provider to the effect that the pledge of its shares in Dynal AS remains in full force and effect irrespective of the novation set out in this novation and amendment agreement; and

(v) an unconditional and irrevocable guarantee from AS Wangs Fabrik together with a copy of the resolution of the Board of Directors approving its execution and performance of the guarantee and copies of its company certificate ("firmaattest") and articles of association ("vedtekter")


AGREED AS FOLLOWS:

1.       DEFINITIONS

1.1 Words and phrases defined in the Agreement and used herein shall, unless the context otherwise provides, have the same meaning herein and in the recitals hereto.

2.       NOVATION

2.1      With effect from ________________ 2000:

         (a) the Agent and the Banks hereby releases the Original Borrower from all the obligations to be performed and the liabilities assumed by it in its capacity as borrower under the Agreement;

         (b) the Original Borrower hereby releases the Agent and the Banks from all obligations to be performed and the liabilities assumed by them towards the Original Borrower in their capacity as agent and lenders respectively under the Agreement;

         (c) the New Borrower hereby assumes liabilities and agrees to perform obligations to the Agent and the Banks in their capacity as agent and lenders respectively, identical to those from which the Original Borrower is released pursuant to paragraph (a) above.

3.       AMENDMENTS

3.1 All references to the Original Borrower as the Borrower under the Agreement shall be substituted by reference to the New Borrower.

3.2 The New Borrower, the Banks and the Agent have agreed to the following changes to the Agreement:




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         (a)      In Clause 8.3 sub-clauses (b) and (c) shall be deleted and a new sub-clause (b) shall be inserted which shall read:

                  "an unconditional and irrevocable guarantee from AS Wangs Fabrik".

4.       RESPONSIBILITY

4.1 The Agent makes no representation, warranty and assumes no responsibility with respect to the due execution, validity, sufficiency or enforceability of the Agreement or any document relating thereto or for the performance or observance by the New Borrower or of any other party of any of its obligations under the Agreement or any documents relating thereto and all such conditions and warranties, express or implied by law or otherwise, are hereby excluded.

4.2 Neither the Banks nor the Agent shall be under any obligation to make any payment to the New Borrower.

5.       BENEFIT OF TRANSFER

5.1 This novation and amendment agreement shall be binding and shall enure to the benefit of each of the parties hereto and their respective successors and assigns.

6.       FEES AND EXPENSES

6.1 Expenses incurred in connection with the novation and amendment agreement or any of the Security Documents shall be for the account of the Borrower.

7.       NOTICES

7.1 Any notice, request, demand or other communication to be given or made hereunder shall be in writing (either by telefax or letter) addressed to the party concerned at its address specified above and shall be effective upon receipt by such party.

8.       LAW

8.1 This novation and amendment agreement shall be governed by and construed in accordance with the laws of Norway.



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AS WITNESS the hands of the duly authorised officers of the partes hereto the day and year first above written.

The Original Borrower:
AS WANGS FABRIK


By: /s/ E.W. Sissener
   --------------------------------



The New Borrower:
AL CHEMY AS


By: /s/ E.W. Sissener
   --------------------------------



The Banks:
p.p. DEN NORSKE BANK ASA


By:
   --------------------------------



The Agent:
p.p. DEN NORSKE BANK ASA


By:
   --------------------------------






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